EXHIBIT 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

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             Certificate of Amendment
        (PURSUANT TO NRS 78.385 AND 78.390)

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USE BLACK INK ONLY-DO NOT HIGHLIGHT           ABOVE SPACE IS FOR OFFICE USE ONLY


             Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
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         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1. Name of corporation:

Tree Top Industries, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 is hereby amended to read as follows: "The number of common shares that the corporation is authorized to issue is 350,000,000 with a par value of $0.0001 per share. The number of preferred shares that the corporation is authorized to issue is 50,000 with a par value of $0.0001 per share, having such rights, preferences and privileges, and authorized and issued in such series, as determined by the corporation's Board of Directors. There are no other classes, par values, or number of shares authorized.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles
of incorporation have voted in favor of the amendment is:        majority
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4. Effective date of filing (optional): ________________________________
                                        (must not be later than 90 days
                                        after the certificate is filed)


5. Officer Signature (Required): X
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*If any proposed  amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.


This form must be accompanied by appropriate fees.